Press Release

Weatherford Reports Preliminary Second Quarter Pre-Tax Results

Company achieves new record quarterly revenue

Prior periods to be restated for tax

GENEVA, SWITZERLAND, July 24, 2012—Weatherford International Ltd. (NYSE and SIX: WFT) today reported preliminary second quarter 2012 earnings before income taxes of $205 million, or $276 million after excluding pre-tax losses of $71 million. The excluded items were:

•	A $100 million charge representing management’s best estimate of a potential settlement with the U.S. government related to its investigation of alleged improper sales in certain sanctioned countries

•	Severance, exit and other charges of $24 million; and

•	A $53 million gain associated with the sale of our subsea controls business

Second quarter revenues of $3,778 million were the highest in the company’s history. Revenues were five percent higher sequentially and 24 percent higher than the same period last year. North America revenue was down four percent sequentially due to the seasonal decline in Canada and up 25 percent versus the same quarter of 2011. International revenues were up 14 percent sequentially and up 23 percent versus the same quarter of 2011. Completion and Production lead the sequential growth with strong performance from Artificial Lift and Stimulation and Chemicals. Formation, Evaluation and Well Construction also posted strong sequential growth from Integrated Drilling and Well Construction.

Segment operating income of $539 million improved 29 percent year-over-year and was down $15 million, or 3 percent sequentially.

Corporate expenses, research and development and other, net, were marginally lower due to a lower level of professional service fees offset by increased foreign exchange losses. The $100 million charge estimated for the potential settlement with the U.S. government only regarding sanction country allegations referenced above is management’s estimate of the probable loss associated with that matter, but the matter remains unsettled, and the actual loss could be more or less.

Subject to the risks regarding forward-looking statements highlighted by the company in this press release and its public filings, the company expects earnings per share of $0.30 to $0.33 in the third quarter of 2012. With regard to the remainder of 2012, the company maintains a positive but measured outlook for its North American business and continues to expect modest revenue and operating income growth compared to 2011. Internationally, the company anticipates continued growth and expanding margins in its Latin America region, underpinned by improvements in Mexico, Colombia, Venezuela and Argentina. The Eastern Hemisphere also is expected to improve in 2012, with upticks in Europe, Sub-Saharan Africa and Russia, as well as continued recovery in the Middle East / North Africa / Asia Pacific region with positive contributions in the second half of 2012. For the full year 2012, the company currently estimates an effective tax rate of between 37 and 39 percent and a cash tax rate in line with the prior year of approximately 33%.

North America

Revenues for the quarter were $1,676 million, a 25 percent increase over the same quarter in the prior year and down $78 million or four percent sequentially. In North America, the U.S. posted strong sequential growth, but the increases were more than offset by sequential declines in Canada due to the extended spring breakup.

The current quarter’s operating income was $271 million, up $27 million or 11% from the same quarter in the prior year and down $88 million, or 25 percent, sequentially. The sequential decline is due to a lower level of operating activity in Canada as an extended “spring breakup” negatively impacted all product lines and in the United States where activity declines from lower commodity prices impacted Stimulation and Chemicals.

Middle East/North Africa/Asia

Second quarter revenues of $668 million were eight percent higher than the second quarter of 2011 and $63 million or 10 percent higher sequentially. The sequential and year-over-year increase in revenues was broad-based and attributable to additional activity in China, Turkmenistan, Iraq, Oman, Saudi Arabia and Australia.

The current quarter’s operating income of $44 million increased 29 percent compared to the same quarter in the prior year and decreased $4 million compared to the first quarter of 2012.

Europe/SSA/Russia

Second quarter revenues of $652 million were 10 percent higher than the second quarter of 2011 and 15 percent higher than the prior quarter. The revenue growth, both sequentially and year-over-year came from each of the regions with U.K., Russia, Kazakhstan and Congo as strong performers.

The current quarter’s operating income of $120 million was up 35 percent compared to the same quarter in the prior year and up $60 million, or 100 percent, compared to the prior quarter. The current quarter was positively impacted by the profitability derived from a higher level of operating activity in Russia.

Latin America

Second quarter revenues of $782 million were $284 million or 57 percent higher than the second quarter of 2011 and up 17 percent compared to the first quarter of 2012. Mexico, Venezuela and Argentina posted strong sequential performances in revenues and margins.

The current quarter’s operating income of $104 million increased $54 million as compared to the same quarter in the prior year and increased 20 percent from the prior quarter. Sequentially, our Drilling Services and Stimulation and Chemicals product lines were the strongest performers.

Liquidity and Net Debt

Net debt for the quarter increased $641 million primarily as a result of an increase in working capital of $486 million and capital expenditures of approximately $554 million, net of lost-in-hole offset by positive contributions from operations. Days sales outstanding increased to 86 days and days sales in inventory declined to 82 days in the second quarter. We expect receivables to reach 76 days and inventory to reach 75 days by the end of 2012. For the full year 2012, and in line with prior full-year guidance, the company expects capital expenditures to be between 10% and 15% of revenue.

Goodwill Assessment

During the three months ended June 30, 2012, the sustained decline in the market price of the company’s registered shares caused management to assess whether an event or change had occurred that, more likely than not, reduced the fair value of any of the company’s reporting units below their carrying amount. After considering the relevant circumstances, management prepared the analysis necessary to identify potential impairment through the comparison of reporting unit fair values and carrying amounts. This analysis indicated that the Middle East/North Africa, Russia and Sub-Sahara Africa reporting units were potentially impaired. The company expects to finalize its goodwill impairment analysis during the third quarter of 2012 and record an impairment charge if it concludes that the goodwill of any reporting unit is impaired. The total amount of goodwill for these reporting units was $769 million as of June 30, 2012, but the company cannot currently estimate the amount by which, if any, this goodwill is impaired. If this analysis results in an impairment charge, the company would expect to reflect that charge in the Form 10-Q for the quarter ended June 30, 2012.

Income Tax Matters and Remediation of Material Weakness

The company is reporting results on a pre-tax basis due to the following factors:

•

Management has concluded that the company has not remediated its previously disclosed material weakness in internal control over financial reporting for income taxes relating to current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, and current and deferred income tax expense.

•

As reported with the company’s first quarter 2012 earnings and in connection with remediation work and completing first quarter close procedures, management discovered and reported $36 million of tax expense related to prior periods, a significant portion of which related to management’s estimates regarding unrecognized tax benefits.

•

In the second quarter, the company completed and filed over 200 tax returns. These returns resulted in a net increase in tax expense of approximately $20 million to account for the difference between actual tax paid and tax liabilities accrued for the prior periods.

•

In the second quarter, the company’s ongoing remediation work with respect to the previously announced material weakness over the accounting for income taxes and management’s second quarter income tax accounting procedures have identified an additional $41 million of tax expense primarily related to accruals for uncertain tax positions that relate to prior year operating results. These items stem from additional procedures and enhancements of existing procedures instituted as a result of the material weakness remediation process.

•

The aggregate $92 million of prior period expenses identified in the first two quarters of 2012 include $34 million in 2011; $22 million in 2010; $20 million in 2009 and $16 million in 2008 and before, although management’s analysis is not complete and these figures are subject to revision. Except for additional net payments made as tax returns were filed, none of the adjustments is expected to affect the company’s historically reported net debt balances.

•

The company has also identified additional issues related to the accounting for income taxes in prior periods and is completing its analysis of these issues. These additional issues could result in further adjustments. The company currently estimates that these additional tax-related issues could result in further adjustments of up to $15 million.

•	Until the company has concluded work on the above-mentioned adjustments, the company will not finalize its tax accounts for the six months ended June 30, 2012.

•

The review of the income tax accounts is ongoing among the company, its advisors and the company’s auditors. Once finalized, the company expects to record the adjustments in the proper historical periods and restate its previously issued Report on Form 10-K for the year ended December 31, 2011 and previously issued Report on Form 10-Q for the quarter ended March 31, 2012 and file its Report on Form 10-Q for the quarter ended June 30, 2012.

•

The company has published in a filing with the SEC and on its website (www.weatherford.com in the “investor relations” section) a document that describes the remedial procedures completed in 2012 and other steps it is taking to remediate the material weakness in accounting for income taxes.

The company believes that the additional adjustments to prior period income taxes are a result of additional procedures and improvements implemented during the first and second quarters of 2012 to existing procedures or procedures implemented in 2011. These procedures are part of the company’s efforts to remediate the material weakness in accounting for income taxes and included enhanced reviews and validation of potential uncertain tax positions reported by internal personnel, additional training and communication of potential tax exposures, enhanced procedures related to tax returns filed during 2012 to identify differences in amounts accrued and enhancements to the quarterly tax provision estimation process. The out-of-period income tax adjustments identified in the second quarter were identified by the company’s processes and procedures. The company believes this indicates that process changes are yielding continued incremental improvements in the quality of the company’s accounting for income taxes and support the ongoing remediation of the material weakness. The company also believes the additional review and post-closing procedures it performed in connection with the restatement of its financial statements included in the previously issued Form 10-K for the year ended December 31, 2011 provided reasonable assurance at the time of filing that the financial statements were correct as filed. Based upon the additional errors the company has identified in its reviews for the first and second quarters of 2012, the company expects that it will not issue restated financial statements for the year ended December 31, 2011 or the quarter ended March 31, 2012 or file its financial statements for the quarter ended June 30, 2012 until the completion of additional procedures and reviews of its accounting for income taxes.

Bernard J. Duroc-Danner, Chairman, President and CEO, explained “Weatherford has committed its full resources to address our income tax accounting issues as quickly and as thoroughly as possible. Our entire senior management team and their respective functional departments—tax, accounting, legal and operations—are working together to achieve our goal, and we all are working with Ernst & Young, whose support and guidance is greatly appreciated.”

Restatement of Prior Financial Statements

As previously reported in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, the company’s Annual Reports on Form 10-K for the years ended December 31, 2011 and 2010 and each of the company’s Quarterly Reports on Form 10-Q during the year ended December 31, 2011, the Company identified a material weakness in its internal control over financial reporting relating to current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, and current and deferred income tax expense. This material weakness resulted in the restatement of the company’s consolidated financial statements included in its Annual Reports on Form 10-K for both 2011 and 2010.

To date, the material weakness in accounting for income taxes has not been remediated, and management has identified additional income tax related errors as described above. As a result of the foregoing adjustments, the Audit Committee of our Board of Directors concluded, on July 24, 2012, that investors should no longer rely upon our previously issued financial statements. The company expects to file the restated financial statements described below to correct errors relating to the company’s historical reporting of the provision for income taxes. The Audit Committee has discussed this matter with the Company’s independent auditors.

Until the restatement is completed, the company’s estimates of the expected income tax accounting adjustments for 2011 through 2008 and prior years, and the six months ended June 30, 2012, are subject to change. There can be no assurance that additional income tax accounting issues will not be identified during the course of the review and audit process and, therefore, these results should be considered preliminary until the company files its Form 10-K/A for the year ended December 31, 2011, Form 10-Q/A for the quarter ended March 31, 2012 and Form 10-Q for the quarter ended June 30, 2012. Any changes to the preliminary, unaudited estimated results provided in this release, as well as additional items that may be identified during the completion of the review and audit processes, could be material to the company’s financial condition and results of operations for the prior periods identified. Further, the company anticipates the time between this release and the filing of its Form 10-Q for the current period will be longer than normal, and there is an increased risk that subsequent events occurring after the date of this release could cause the second quarter financial information as reported in Form 10-Q to vary from amounts reported in this release.

Management continues to assess the effect of the restatement on the company’s internal control over financial reporting for income taxes and its related disclosure controls and procedures. Management will report its final conclusion on internal control over financial reporting for income taxes and related disclosure controls and procedures upon completion of the restatement process.

The company intends to file restated financial statements for fiscal 2011, 2010 and 2009 in a Form 10-K/A for the year ended December 31, 2011 and restated financial statements for the first quarter of 2012 in a Form 10-Q/A as soon as practicable, but not before it has completed additional procedures and reviews of its accounting for income taxes. The company will also include restated selected financial data for fiscal 2007 through 2011 in its Form 10-K/A. In addition, the company intends to include in the Form 10-K/A restated quarterly financial data for each of the quarters for fiscal 2011 and 2010. Based on the information regarding prior years that the company intends to include in its Form 10-K/A, the company does not intend to file amendments to any of its previously filed Form 10-Qs for years prior to 2012.

The company anticipates that these amended filings and its Quarterly Report on Form 10-Q for the current period will not be completed by the applicable SEC due date of August 9, 2012. The company will endeavor to make such filings and file its third quarter Form 10-Q by the SEC due date of November 9, 2012, but its ability to do so will depend on the results of ongoing accounting procedures and procedure improvements, and the company cannot provide assurances that it will be able to achieve that date. The company currently expects that all such filings, together with subsequent quarterly filings and its full-year 2012 financial statements, will be filed no later than March 1, 2013, the due date established by SEC regulation for our 2012 Report on Form 10-K. If the company is unable to file current or future financials by the November 9, 2012 due date for the third quarter Form 10-Q, the company will release pretax earnings and hold its normal quarterly conference call to discuss operating results and provide an update on the identification of prior period tax adjustments and the remediation of the material weakness in accounting for income taxes. If the company is unable to file current or future period financial statements by the times required in covenants under its debt instruments, the company will seek waivers and consents from its debtholders to extend those periods.

John H. Briscoe, Senior Vice President and Chief Accounting Officer, commented “We have a structure and a tactical plan to achieve remediation of the income tax material weakness. The additional procedures we will perform will support the end result of building a sustainable tax function. The recent addition of James C. Parent, Vice President, Tax, brings significant experience. He will be a key part of our management team as the entire organization works to resolve the income tax material weakness.”

Reclassifications and Non-GAAP

Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.

Conference Call

The company will host a conference call with financial analysts to discuss the preliminary second quarter results on July 25, 2012 at 7:00 a.m. (CDT). The company invites investors to listen to the call live via company’s website, www.weatherford.com in the “investor relations” section. A recording of the conference call and transcript of the call will be available on that section of the website shortly after the call ends.

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 60,000 people worldwide.

# # #

Contacts:	John H. Briscoe	+1.713.836.4610
Senior Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release and the documents referenced herein contain, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular, as well as statements regarding timing or content of the financial information that will be filed with the SEC regarding the current period. Forward-looking statements also include any statements about the resolution or potential future resolution of our ongoing remediation of our material weakness in internal control over financial reporting for income taxes. It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. These include the Company’s inability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels, the effect of global political, economic and market conditions on the Company’s projected results; the possibility that the Company may be unable to recognize expected revenues from current and future contracts; the effect of currency fluctuations on the Company’s business; the Company’s ability to manage its workforce to control costs; the cost and availability of raw materials, the Company’s ability to manage its supply chain and business processes; the Company’s ability to commercialize new technology; whether the Company can realize expected benefits from its redomestication of its former Bermuda parent company; the Company’s ability to realize expected benefits from its acquisitions and dispositions; the effect of a downturn in its industry on the Company’s carrying value of its goodwill; the effect of weather conditions on the Company’s operations; the impact of oil and natural gas prices and worldwide economic conditions on drilling activity; the effect of turmoil in the credit markets on the Company’s ability to manage risk with interest rate and foreign exchange swaps; the outcome of pending government investigations, including the Securities and Exchange Commission’s investigation of the circumstances surrounding the Company’s material weakness in its internal control over financial reporting of income taxes; the outcome of ongoing litigation, including shareholder litigation related to the Company’s material weakness in its internal control over financial reporting of income taxes and its restatement of historical financial statements; the future level of crude oil and natural gas prices; demand for our products and services; levels of pricing for our products and services; utilization rates of our equipment; the effectiveness of our supply chain; weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Specifically, statements regarding the current period assume that there will be no subsequent events or other adverse developments after the date of this press release that cause our financial statements for the current period, when filed with the SEC, to vary materially from the amounts herein. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.

Consolidated Condensed Statements of Income

(Unaudited)

(In Millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net Revenues:
North America	$1,676	$1,344	$3,430	$2,704
Middle East/North Africa/Asia	668	617	1,273	1,193
Europe/SSA/Russia	652	593	1,221	1,103
Latin America	782	498	1,453	908

	3,778	3,052	7,377	5,908

Operating Income (Expense):
North America	271	244	630	527
Middle East/North Africa/Asia	44	34	92	44
Europe/SSA/Russia	120	89	180	129
Latin America	104	50	191	71
Research and Development	(65)	(62)	(127)	(122)
Corporate Expenses	(53)	(43)	(117)	(99)
Gain on Sale of Business	53	—	53	—
Estimated Settlement – Sanctioned Countries	(100)	—	(100)	—
Severance, Exit and Other Adjustments	(24)	(19)	(56)	(40)

	350	293	746	510

Other Income (Expense):
Interest Expense, Net	(121)	(114)	(233)	(227)
Other, Net	(24)	(22)	(41)	(41)

Income Before Income Taxes	205	157	472	242

Weighted Average Shares Outstanding:
Basic	765	751	763	749
Diluted	769	758	767	758

Weatherford International Ltd.

Selected Income Statement Information

(Unaudited)

(In Millions)

	Three Months Ended
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Net Revenues:
North America	$1,676	$1,754	$1,699	$1,620	$1,344
Middle East/North Africa/Asia	668	605	675	573	617
Europe/SSA/Russia	652	569	609	588	593
Latin America	782	671	727	591	498

	$3,778	$3,599	$3,710	$3,372	$3,052

	Three Months Ended
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Operating Income (Expense):
North America	$271	$359	$382	$353	$244
Middle East/North Africa/Asia	44	48	35	18	34
Europe/SSA/Russia	120	60	81	86	89
Latin America	104	87	112	70	50
Research and Development	(65)	(62)	(64)	(59)	(62)
Corporate Expenses	(53)	(64)	(57)	(42)	(43)
Libya Reserve	—	—	(67)	—	—
Gain on Sale of Business	53	—	—	—	—
Estimated Settlement – Sanctioned Countries	(100)	—	—	—	—
Severance, Exit and Other Adjustments	(24)	(32)	(26)	(8)	(19)

	$350	$396	$396	$418	$293

	Three Months Ended
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Product Line Revenues:
Formation Evaluation and Well Construction(1)	$2,089	$2,045	$2,075	$1,879	$1,689
Completion and Production(2)	1,689	1,554	1,635	1,493	1,363

	$3,778	$3,599	$3,710	$3,372	$3,052

	Three Months Ended
	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
Depreciation and Amortization:
North America	$101	$95	$91	$91	$88
Middle East/North Africa/Asia	85	83	82	81	83
Europe/SSA/Russia	60	63	59	59	58
Latin America	58	55	52	51	49
Research and Development	2	2	2	2	2
Corporate	4	3	3	2	3

	$310	$301	$289	$286	$283

(1)	Formation Evaluation and Well Construction includes Drilling Services, Well Construction, Integrated Drilling, Wireline and Evaluation Services, Drilling Tools and Re-entry and Fishing
(2)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford's management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information additional meaningful comparisons between current results and results in prior periods. The non-GAAP financial measures we may present from time to time include: 1) operating income or income from continuing operations excluding certain charges or amounts, 2) the provision for income taxes excluding discrete items and 3) the resulting non-GAAP net income and per share amounts. These adjusted amounts are not measures of financial performance under GAAP. Accordingly, these amounts should not be considered as a substitute for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2012, March 31, 2012, and June 30, 2011 and for the six months ended June 30, 2012 and June 30, 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Weatherford International Ltd.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(In Millions)

	Three Months Ended			Six Months Ended
	June 30, 2012(a)	March 31, 2012(b)	June 30, 2011 (c)	June 30, 2012(d)	June 30, 2011 (e)
Operating Income:
GAAP Operating Income	$350	$396	$293	$746	$510
Gain on Sale of Business	(53)	—	—	(53)	—
Sanctioned Country Loss Contingency	100	—	—	100	—
Severance, Exit and Other Adjustments	24	32	19	56	40

Non-GAAP Operating Income	$421	$428	$312	$849	$550

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$205	$267	$157	$472	$242
Gain on Sale of Business	(53)	—	—	(53)	—
Sanctioned Country Loss Contingency	100	—	—	100	—
Severance, Exit and Other Adjustments	24	29	19	53	40

Non-GAAP Income (Loss) Before Income Taxes	$276	$296	$176	$572	$282

Note (a): Non-GAAP adjustments, are comprised of (i) an excluded $53 million gain related to the sale of our subsea controls business (ii) a $100 million estimated loss accrual related to the sanctioned country matters and (iii) severance, exit and other charges of $24 million.

Note (b): Non-GAAP adjustments are comprised of (i) severance, exit and other charges of $27 million, primarily related to executive officer severance and (ii) $2 million of costs incurred in connection with on-going investigations by the U.S. government.

Note (c): Non-GAAP adjustments are comprised of (i) $16 million of severance and exit charges (ii) $3 million of costs incurred in connection with on-going investigations by the U.S. government.

Note (d): Non-GAAP adjustments are comprised of (i) severance, exit and other charges of $53 million including approximately $3 million of costs incurred in connection with on-going investigations by the U.S. government, (ii) a $100 million estimated loss accrual related to the sanctioned country matters (iii) an excluded $53 million gain related to the sale of our subsea controls business.

Note (e): Non-GAAP adjustments are comprised of (i) $27 million of severance, exit and charges (ii) $4 million of costs incurred in connection with on-going investigations by the U.S. government a (iii) a $9 million charge associated with terminating a corporate consulting contract.

Weatherford International Ltd.

Selected Balance Sheet Data

(Unaudited)

(In Millions)

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2012	2012	2011	2011	2011	2011
Cash and Cash Equivalents	$381	$339	$371	$274	$330	$249
Accounts Receivable, Net	3,609	3,358	3,235	3,181	3,021	2,923
Inventories	3,439	3,303	3,158	3,073	2,940	2,760
Property, Plant and Equipment, Net	7,737	7,585	7,283	7,141	7,245	7,117
Goodwill & Intangibles, Net	5,245	5,151	5,133	5,133	5,162	5,089
Equity Investments	833	634	616	600	559	552

Accounts Payable	$1,630	$1,679	$1,567	$1,566	$1,518	$1,433
Short-term Borrowings and Current Portion of Long-term Debt	1,263	1,902	1,320	1,350	1,114	620
Long-term Debt	7,311	5,989	6,286	6,266	6,257	6,526

Common Shares Par Value	$861	$775	$769	$769	$763	$763
Capital In Excess of Par	5,676	4,889	4,824	4,807	4,723	4,710
Treasury Shares, Net	(1,304)	(479)	(483)	(485)	(492)	(561)
Accumulated Other Comprehensive Income	(70)	252	70	97	398	381

Weatherford International Ltd.

Net Debt

(Unaudited)

(In Millions)

Change in Net Debt for the Three Months Ended June 30, 2012:
Net Debt at March 31, 2012	$(7,552)
Operating Income	350
Depreciation and Amortization	310
Severance, Exit and Other Adjustments	71
Capital Expenditures	(584)
Increase in Working Capital	(486)
Income Taxes Paid	(146)
Interest Paid	(44)
Acquisitions and Divestitures of Assets and Businesses, Net	(144)
Foreign Currency Contract Settlements	44
Other	(12)

Net Debt at June 30, 2012	$(8,193)

Change in Net Debt for the Six Months Ended June 30, 2012:
Net Debt at December 31, 2011	$(7,235)
Operating Income	746
Depreciation and Amortization	611
Severance, Exit and Other Adjustments	103
Capital Expenditures	(1,098)
Increase in Working Capital	(666)
Income Taxes Paid	(244)
Interest Paid	(224)
Acquisitions and Divestitures of Assets and Businesses, Net	(156)
Foreign Currency Contract Settlements	16
Other	(46)

Net Debt at June 30, 2012	$(8,193)

	June 30,	March 31,	December 31,
	2012	2012	2011
Components of Net Debt
Cash	$381	$339	$371
Short-term Borrowings and Current Portion of Long-Term Debt	(1,263)	(1,902)	(1,320)
Long-term Debt	(7,311)	(5,989)	(6,286)

Net Debt	$(8,193)	$(7,552)	$(7,235)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.

Weatherford International Ltd.

Selected Cash Flow Data

(Unaudited)

(In Millions)

	Three Months Ended	Six Months Ended
	June 30, 2012	June 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Cash Provided by Continuing Operations	$158	$294

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures for Property, Plant and Equipment	(584)	(1,098)
Acquisition of Businesses, Net of Cash Acquired	(144)	(156)
Acquisition of Intangibles	(3)	(6)
Acquisition of Joint Ventures	(8)	(8)
Proceeds from Sale of Assets and businesses, Net	11	16

Net Cash Used by Investing Activities	(728)	(1,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of Long-Term Debt	1,295	1,302
Repayments on Long-Term Debt	(284)	(290)
Borrowings (Repayments) of Short-Term Debt, Net	(371)	(86)
Proceeds from Exercise of Warrants	—	65
Other Financing Activities , Net	(21)	(19)

Net Cash Provided by Financing Activities	619	972

Effect of Exchange Rate on Cash and Cash Equivalents	(6)	(3)

NET INCREASE IN CASH AND CASH EQUIVALENTS	$43	$11